Exhibit 5.1

John E. Lux, Esq.

Lux Law, pa

1629 K Street, Suite 300

Washington, DC 20006

(202) 780-1000

Admitted in Maryland and the District of Columbia

February 2, 2018

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:SoOum Corp.  – Form S-8

Gentlemen:

We have acted as counsel to SoOum Corp., a Minnesota corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 4,000,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2018.

In our representation we have examined such documents, corporate records, and other instruments as have been provided to us for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and the Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Minnesota, and that the shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

Our opinion is limited by and subject to the following:

(a) In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Minnesota.

(b) In our examination of all documents, certificates and records, we have assumed without investigation, the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) Our opinion is based solely on and limited to the federal laws of the United States of America and the laws of Minnesota (based solely upon our review of a standard compilation thereof). We express no opinion as to the laws of any other jurisdiction.

Lux Law, P.A.

/s/ John E. Lux

John E. Lux